Exhibit 10.57

SECOND AMENDED AND RESTATED
RADIOSHACK CORPORATION
UNFUNDED DEFERRED COMPENSATION PLAN
FOR DIRECTORS

RadioShack Corporation, a Delaware corporation (the “Company”), hereby amends and restates, effective as of December 31, 2008, the Unfunded Deferred Compensation Plan (the “Plan”) in order to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, all “section” or “Code” references are to the Code and the Treasury Regulations related thereto, as may be amended from time to time, promulgated under the authority of the applicable Code section and, in each case, any successor provisions thereto.

The Company intends that the Plan, as amended and restated, applies solely to compensation earned or vested on or after January 1, 2005, including any earnings thereon, to the extent such compensation was not paid or distributed prior to December 31, 2008.  Further, it is the intent of the Company that the Plan, as amended and restated, shall have no effect whatsoever on any benefits earned and vested on or before December 31, 2004, including any earnings thereon, and the parties intend that such benefits remain exempt from Code section 409A.

1.           PURPOSES OF THE PLAN

The purposes of the Plan are to enable the Company to attract and retain the best qualified members of the Board of Directors of the Company (a “Director”) by providing them with a Plan to defer the payment of all or a specified portion of the fees payable to the Director for services rendered on behalf of the Company.

2.           ELECTION TO DEFER

a)           A Director may make an irrevocable election on or before December 31 of any year, to defer payment of all or a specified part of either all his/her retainer fees or meeting fees or both (whether paid in cash or in Common Stock of the Company or dividends attributable thereto), for services and meetings during the succeeding calendar year following such election, (and any cash dividends under Section 2c) hereof and any matching contributions under Section 3b) credited with respect to the deferred fees) (a “Deferral Election”).  Any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31 and who has not otherwise been eligible to participate in any other non-qualified elective account balance plan subject to Section 409A of the Code, may elect, not later than the 30th day after his or her term begins, to make a Deferral Election for the succeeding calendar year.  Any such elections shall be made by written notice delivered to the Corporate Secretary of the Company prior to the applicable dates stated in the foregoing sentences.  All elections shall only be effective for the succeeding calendar year.  Notwithstanding the above, for the calendar year 1998, any such election must be made prior to February 28, 1998 for director retainer fees and prior to July 1, 1998 for meeting fees.

b) In addition to a) above, any Director with a cash account shall be entitled to make a one-time election only to transfer out of his or her cash account and have his or her stock account credited with such amount of cash and accrued interest as a Director may elect from his or her cash account.  This election shall be effective as of July 1, 1999.  Upon this election, the elected amount credited to a Director's stock account shall be converted to that amount of Company Common Stock based upon the closing price of Company Common Stock on June 30, 1999.  Such one-time election must be made no later than July 1, 1999.

c) With respect to cash dividends payable on Company Common Stock, each participating Director holding a stock account or Pension Plan Stock Account, upon his or her election may (i) be directly paid in cash, (ii) have his or her cash account credited as of the payment date for dividends on Company Common Stock in an amount equal to dividends attributable to the number of shares of Company Common Stock credited to each Director's stock account or Pension Plan Stock Account as of the record date set by the Board of Directors of the Company or (iii) defer cash dividends into his or her stock account or Pension Plan Stock Account.  Cash dividends deferred and credited to a Director's stock account or Pension Plan Stock Account shall be converted to that amount of Company Common Stock based on the closing price of Company Common Stock on such record date for dividends.  Any Deferral Election with respect to cash dividends contemplated in this Section 2c) shall be made at the same time that an election is made with respect to the underlying fees paid in the form of shares of the Company Common Stock.

d)           Amounts deferred under this Plan will be distributed in accordance with the Deferral Election selected by the Director under Section 4b) hereof.

3.           DIRECTORS’ ACCOUNTS

a)           Cash Account

All deferred cash fees shall be recorded on the books of the Company and a memorandum cash account of the fees deferred by each participating Director and interest thereon and cash dividends payable on Company Common Stock, if any, will be maintained.

b)           Stock Account

All deferred retainer fees payable in Common Stock of the Company (“Company Common Stock”) and the Additional Items (as defined below) shall be recorded on the books of the Company and a memorandum stock account of the fees in Company Common Stock deferred by each participating Director will be maintained.  The Director’s stock account shall be credited with the number of shares of Company Common Stock otherwise payable to each participating Director under the terms and in the amounts and on the dates set forth in each of the Company’s Incentive Stock Plans, as the case may be, providing for the compensation of Directors, if they so elect, in Company Common Stock.  All deferred meeting fees payable in Company Common Stock shall also be recorded on the books of the Company in the participating Director’s stock account under the terms, in the amounts and on the dates as set by the Board of Directors for the payment of meeting fees.  Meeting fees elected to be deferred by a Director in Company Common Stock on and after June 1, 1998 shall be converted to that amount of Company Common Stock equal to the closing price of Company Common Stock as of the date of the applicable director or committee meeting and if not a trading day then the first trading day prior to the meeting.  Cash dividends payable on Company Common Stock or a Director's one time election amount as provided in Sections 1 b) and 1 c) above (collectively the "Additional Items") shall be recorded in a Director's stock account in an amount and in the manner as provided in the Plan.

If a Director’s stock account is credited with shares of Company Common Stock by reason of a deferral of either retainer fees or meeting fees or both on or after January 1, 1998, or a deferral of the Additional Items and payment of all of the Company Common Stock (earned by virtue of retainer fees, meeting fees or both or the Additional Items) are deferred (a) until after December 31st of the third calendar year which follows the calendar year during which such deferrals are initially made or (b) until after the earlier of (i) December 31st of such third calendar year or (ii) the day the Director ceases to be a Director, the Director’s stock account shall be credited with an additional number of shares of Company Common Stock (including fractions thereof) equal to twenty-five percent of the shares of Company Common Stock initially credited (the “Deferred Match”).  Any shares of Company Common Stock credited pursuant to the Deferred Match shall be distributed at the same time or times and in the same form that the initial credited shares to which the Deferred Match relates are distributed.

c)           Pension Plan Stock Account

Effective December 31, 1997, the Special Compensation Plan for Directors (the “Pension Plan”) was terminated and in terminating the Pension Plan, the Company calculated the single sum present value of each Pension Plan participant’s benefit and converted that amount to Company Common Stock based on the average of the closing prices of Company Common Stock for 1997.  The amount of the Company Common Stock shall be recorded on the books of the Company and a memorandum account reflecting such amounts for each Director formerly participating in the Pension Plan will be maintained (the “Pension Plan Stock Account”).

4.           PAYMENT FROM DIRECTORS’ ACCOUNTS

a)           Payment of amounts credited to a Director’s cash account shall be made in cash.  Payment of amounts credited to a Director’s stock account or Pension Plan Stock Account shall be made in Company Common Stock.  Fractional Company Common Stock interests, if any, shall be payable in cash.  With respect to cash dividends payable on Company Common Stock, each participating Director holding a stock account or Pension Plan Stock Account, upon his or her election may (i) be directly paid in cash, (ii) have his or her cash account credited as of the payment date for dividends on Company Common Stock in an amount equal to dividends attributable to the number of shares of Company Common Stock credited to each Director’s stock account or Pension Plan Stock Account as of the record date set by the Board of Directors of the Company or (iii) defer cash dividends into his or her stock account or Pension Plan Stock Account.  Cash dividends deferred and credited to a director's stock account or Pension Plan Stock Account shall be converted to that amount of Company Common Stock based on the closing price of Company Common Stock on the payment date for dividends.

b)           The aggregate amount credited to the account of any Director shall be paid or shall commence to be paid to the Director on the earliest of the following dates: (i) at the election of the Director, (A) a date specified by the Director or (B) a date following the date that the Director ceases to be a Director that is specified by the Director, (ii) on a Change in Control, or (iii) on the Director’s death.

Amounts distributed in the case of a Change in Control shall be distributed in one lump sum payment within 30 days of the Change in Control.  The Director shall specify in the Deferral Election the manner in which the deferred amounts with respect to a given election shall be distributed in connection with the other distribution events from among the following permissible methods of distribution: (A) lump sum payment, or (B) substantially equal annual installments, the number of which shall not exceed ten.

If no election is made, then the amounts shall be distributed in one lump sum payment on the 60th day following the date a Director ceases to be a director.

For purposes of this Section 4b), an installment distribution shall be treated as a single aggregate payment, and not as a series of individual annual installments.  The date a Director ceases to be a director, for purposes of payment, is deemed to be the date of a “separation from service” as that term is defined in Treas. Reg. §1.409A-1(h)(1)(i) with respect to the Company and its subsidiaries.” For purposes of this Section 4b), a “Change in Control” shall occur with respect to a Director only upon the occurrence of an event that both constitutes (a) a Change in Control under the RadioShack Corporation 1993 Incentive Stock Plan, as amended, and (b) a change in control event for purposes of Code section 409A.

c)           Directors shall be permitted a one-time special Deferral Election that shall be made prior to December 31, 2008 in accordance with the time and form of payment set forth in Section 4(b) hereof with respect to the aggregate amount credited to the Director’s account that became (or that may become) earned or vested between January 1, 2005 and December 31, 2008.

d)           Anything in a Deferral Election or in this Plan to the contrary notwithstanding, any Director who, as of a date of a Change in Control, is receiving installment distributions hereunder shall instead receive a lump sum payment equal to the unpaid balance as of such date within 30 days following the Change in Control, subject to any delay required hereunder.

e)           Any Director with a Pension Plan Stock Account shall be entitled to make an election as to the method of payment of Company Common Stock from his or her Pension Plan Stock Account.  Such election must be made prior to April 1, 1998.  In such election, each Director shall elect the method of payment (either single payment or 10 or less annual installments) and the date such payment will be made or begin to be made.  If any Director does not elect a method of payment or a date of such payment, then the amount of such Director’s Pension Plan Stock Account shall be distributed to him or her, in a single sum, 60 days following the day the individual ceases to be a Director.

f)           Notwithstanding the foregoing, if a Director is a “specified employee,” within the meaning of Code section 409A on the date he or she ceases to be a director and any amounts payable to the Director are made on account of the Director ceasing to be a director, then any amounts payable to the Director shall be made on the first business day of the seventh month following the date he or she ceases to be a Director (or, if earlier, on the date of the Director’s death) to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.

g)           Notwithstanding anything to the contrary in the Plan, payment to a Director shall not be delayed hereunder unless such delay is permitted under Section 409A of the Code, including, without limitation, if the Company reasonably anticipates that the issuance or delivery of shares of Company Common Stock will violate Federal securities or other applicable law, and provided further that in the event the issuance or delivery of shares of Company Common Stock are delayed hereunder, such issuance or delivery will thereafter be made at the earliest date at which the Company reasonably anticipates that the issuance or delivery will not cause such violation.

h)           Notwithstanding anything in the Plan to the contrary, the Committee may, with the Grantee’s consent, accelerate or delay the payment of any benefits under the Plan under the circumstances, and to the extent permitted by Code section 409A and to the extent the acceleration or delay does not materially and adversely impact the rights of any participating Director.

5.           INTEREST

On the last day of each calendar quarter interest shall be credited to each Director’s cash account calculated on the unpaid balance in such cash account as calculated from time to time during the quarter.  The rate of interest to be credited will be 1% per annum less than the announced prime rate of the Bank of America, N.A. as the same shall exist from time to time during the quarter.

6.           PAYMENT IN EVENT OF DEATH

If a Director should die before all deferred amounts credited to the Director’s cash account, stock account or Pension Plan Stock Account have been distributed, the balance of any deferred fees, dividends if any, and interest then in the Director’s account shall be paid in one lump sum payment to the Director’s designated beneficiary within 60 days after the Director’s death unless otherwise elected in the Deferral Election.  If such Director did not designate a beneficiary or in the event that the beneficiary or beneficiaries designated by such Director shall have predeceased the Director, the balance in the Director’s account shall be paid to the Director’s estate at the time and in the form set forth in the foregoing sentence.

7.           TERMINATION OF ELECTION

A Director may terminate his election to defer payment of one or more of his or her retainer fees, meeting fees or cash dividends payable on Company Common Stock by written notice delivered to the Corporate Secretary of the Company.  Such termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to the retainer fees, meeting fees or dividends payable during subsequent calendar years.  Amounts credited to the account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with Sections 4 and 6 above.

8.           RIGHTS UNSECURED

The right of any Director to receive payment of deferred amounts under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.  The maintenance of individual Director accounts is for bookkeeping purposes only.  The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Director have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

9.           NONASSIGNABILITY

During the Director’s lifetime, the right to any deferred fees, dividends if any, and interest thereon may not be transferred, assigned, hypothecated or pledged.  Any such attempt to transfer, assign, hypothecate or pledge the account shall be void.

10.           INTERPRETATION AND AMENDMENT

The Plan shall be administered by the Corporate Governance Committee of the Company.  The decision of such Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.  The Company reserves the right, to the extent permitted under Code section 409A, to modify this Plan from time to time, including, without limitation, to comply with the requirements of any applicable tax laws, securities laws, and other applicable state and federal laws, or to repeal the Plan entirely, provided, however, that no modification of this Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year unless permitted or required under Code section 409A; provided further, however, that no amendment to this Plan shall materially and adversely modify or impair the then existing rights of any Director without such individual's written consent.

It is intended that the Plan and the Committee’s exercise of authority or discretion hereunder shall comply with the provisions of Code section 409A and the Treasury Regulations relating thereto so as not to subject a Director to the payment of interest and tax penalty which may be imposed under Code section 409A.  In furtherance of this interest, to the extent that any regulations or other guidance issued under Code section 409A after the Effective Date would result in a Director being subject to payment of interest and tax penalty under Code section 409A, the Company may amend the Plan, without the Director’s consent, including with respect to the timing of payment of benefits, in order to avoid the application of or to comply with the requirements of Code section 409A; provided, however, that the Company makes no representation that compensation or benefits payable under this Plan shall be exempt from or comply with Code section 409A and makes no representation to preclude Code section 409A from applying to the compensation or benefits payable under the Plan.

11.           EFFECTIVE DATE

The effective date of this Plan will be December 31, 2008.